As filed with the Securities and Exchange Commission on March 19, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
ACELYRIN, INC.
(Exact name of registrant as specified in its charter)
_____________________

Delaware	85-2406735
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4149 Liberty Canyon Road	91301
Agoura Hills, California
(Address of principal executive offices)	(Zip Code)

ACELYRIN, INC. 2023 Equity Incentive Plan
ACELYRIN, INC. 2023 Employee Stock Purchase Plan
(Full titles of the plans)

Mina Kim
ACELYRIN, INC.
Chief Executive Officer
4149 Liberty Canyon Road
Agoura Hills, California 91301
(805) 456-4393
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan Mitteness
Fenwick & West LLP
401 Union Street
Seattle, Washington 98101
(206) 389-4510

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SHARES
Pursuant to General Instruction E of Form S-8, ACELYRIN, INC. (the “Registrant”) is filing this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (a) 5,297,102 additional shares of its common stock, par value $0.00001 per share (“Common Stock”), that have become available for issuance under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”), consisting of (i) 5,022,603 additional shares of Common Stock that have become available for issuance under the 2023 Plan pursuant to the provisions of the 2023 Plan providing for an automatic annual increase in the number of shares of Common Stock reserved and available for issuance thereunder and (ii) 274,499 additional shares of Common Stock that have become available for issuance under the 2023 Plan as a result of the forfeiture of awards granted under the Company's 2020 Stock Option and Grant Plan (the “2020 Plan”) and shares withheld or reacquired to satisfy the exercise price or tax withholding obligations associated with any award that had been granted under the 2020 Plan, and (b) 1,004,520 additional shares of Common Stock that have become available for issuance under the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP” and, together with the 2023 Plan, the “Plans”), pursuant to the provisions of the 2023 ESPP providing for an automatic annual increase in the number of shares of Common Stock reserved and available for issuance thereunder. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.
The Registrant previously registered shares of its Common Stock for issuance under the Plans on Registration Statements on Form S-8 filed with the Commission on March 28, 2024 (File No. 333-278333) and May 8, 2023 (File No. 333-271737). Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registration Statements referenced above except as set forth below.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 19, 2025 (the “2024 Form 10-K”).
(b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on May 2, 2023 (File No. 001-41696) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.3 to the 2024 Form 10-K, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “General Corporation Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers and agents to the maximum extent permitted by the General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby the Registrant has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Item 8. Exhibits.
The exhibits to this Registration Statement are listed below:

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-41696	3.1	May 9, 2023

4.2	Amended and Restated Bylaws of the Registrant.	8-K	001-41696	3.2	May 9, 2023

4.3	Form of Common Stock Certificate of the Registrant.	S-1/A	333-271244	4.1	May 1, 2023

5.1*	Opinion of Fenwick & West LLP

23.1*	Consent of Fenwick & West LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	ACELYRIN, INC. 2023 Equity Incentive Plan.	S-1/A	333-271244	10.3	May 1, 2023

99.2	Forms of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the ACELYRIN, INC. 2023 Equity Incentive Plan.	S-1/A	333-271244	10.4	May 1, 2023

99.3	Forms of Restricted Stock Unit Grant Notice and Award Agreement under the ACELYRIN, INC. 2023 Equity Incentive Plan.	S-1/A	333-271244	10.5	May 1, 2023

99.4	ACELYRIN, INC. 2023 Employee Stock Purchase Plan.	S-1/A	333-271244	10.6	May 1, 2023

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Agoura Hills, State of California, on March 19, 2025.

ACELYRIN, INC.

By:	/s/ Mina Kim
Mina Kim
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mina Kim and Amar Murugan and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mina Kim	Chief Executive Officer and Director	March 19, 2025
Mina Kim Chief Executive Officer	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Bruce C. Cozadd	Director	March 19, 2025
Bruce C. Cozadd

/s/ Dan Becker	Director	March 19, 2025
Dan Becker, M.D., Ph.D.

/s/ Alan B. Colowick	Director	March 19, 2025
Alan B. Colowick, M.D., M.P.H.

/s/ Henry O. Gosebruch	Director	March 19, 2025
Henry O. Gosebruch

/s/ Patrick Machado	Director	March 19, 2025
Patrick Machado, J.D.

/s/ Beth Seidenberg	Director	March 19, 2025
Beth Seidenberg, M.D.

/s/ Dawn Svoronos	Director	March 19, 2025
Dawn Svoronos

/s/ Lynn Tetrault	Director	March 19, 2025
Lynn Tetrault